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HIGHPOWER INTERNATIONAL, INC.
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 Highpower International Reports Unaudited Second Quarter and First Half 2019 Financial Results

SAN DIEGO, CALIFORNIA and SHENZHEN, China, August 13, 2019 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights (all results compared to prior year period)

•	Net sales increased 16.8% to $75.8 million from $64.9 million.
•	Lithium business net sales increased 28.4% to $62.3 million from $48.5 million.
•	Gross margin increased to 24.2% of net sales compared to 17.4%.
•	Net income attributable to the Company was $4.7 million, or earnings of $0.3 per diluted share, compared to net income attributable to the Company of $2.7 million, or earnings of $0.17 per diluted share.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “During the second quarter of 2019, net sales in our lithium ion battery and battery solution business continued to see strong growth. Our gross margin also improved compared to that of the same period of 2018 due to our continued efforts to optimize our product mix and improve our efficiency while raw material costs stayed at a relatively low level.”

“At the same time, our top line began to feel pressure from the uncertain macro environment, including a general economic slowdown, an ongoing trade war, and increasingly fierce competition in the industry. We will continue to pursue efficiencies in our operations and ensure that we have the right talent, technology, and capacity. We will remain adaptable to market forces while focusing on our mission to provide clean, safe, and efficient power solutions to meet society’s needs,” concluded Mr. Pan.

Second Quarter and First Half 2019 Financial Results

Net Sales

Net sales for the second quarter of 2019 increased 16.8% to $75.8 million from $64.9 million in the prior year period. The increase was driven by sales of the Company’s lithium business, which grew 28.4%, or $13.8 million, during the quarter. Sales in the Ni-MH business decreased 17.5%, or $2.9 million, year over year.

Net sales increased 16.7% to $133.9 million in the first half of 2019 compared to $114.7 million in the first half of 2018. The increase in net sales was mainly due to the optimization of the Company’s sales structure.

Gross Profit

Gross profit for the second quarter of 2019 increased 62.4% to $18.4 million from $11.3 million in the prior year period due. Gross margin for the second quarter of 2019 was 24.2% compared to 17.4% in the prior year period. This increase was attributable to the product mix and improvement in the Company’s labor efficiency.

Gross profit for the first half of 2019 increased 64.4% to $31.0 million from $18.9 million in the prior year period. Gross margin was 23.2% and 16.5% for first half of 2019 and 2018, respectively.

Operating Expenses

•	Research and development (R&D) expenses for the second quarter of 2019 were $4.4 million compared to $3.6 million in the prior year period. As a percentage of net sales, R&D expenses increased to 5.8% from 5.5% in the prior year period due to the Company’s continued investments in R&D.

Research and development expenses were $7.4 million, or 5.5% of net sales, for the first half of 2019 compared to $6.2 million, or 5.4% of net sales, for the first half of 2018.

•	Selling and distribution expenses for the second quarter of 2019 were $3.3 million compared to $2.1 million in the prior year period. As a percentage of net sales, selling and distribution expenses increased to 4.3% from 3.3% in the prior year period.

Selling and distribution expenses were $6.1 million, or 4.5% of net sales, for the first half of 2019 compared to $4.1 million, or 3.6% of net sales, for the first half of 2018. The increase in expenses was mainly driven by marketing expenses to acquire more branded customers.

•	General and administrative expenses for the second quarter of 2019 were $5.0 million compared to $3.9 million in the prior year period. As a percentage of net sales, general and administrative expenses increased to 6.6% from 6.0% in the prior year period.

General and administrative expenses were $9.9 million, or 7.4% of net sales, for the first half of 2019 compared to $8.0 million, or 7.0% of net sales, for the first half of 2018. The increase was due to increases in payroll and amortization of share-based compensation.

Net Income

Net income attributable to the Company for the second quarter of 2019 was $4.7 million compared to $2.7 million in the prior period. Net income attributable to the Company per diluted share for the second quarter of 2019 was $0.30 compared to $0.17 in the prior year period.

For the second quarter of 2019, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,626,265.

Net income attributable to the Company for the first half of 2019 increased to $5.0 million from $1.6 million in the prior year period. Net income attributable to the Company per diluted share for the first half of 2019 increased to $0.32 from $0.10 in the prior year period.

For the first half of 2019 and 2018, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,615,590 and 15,619,771, respectively.

EBITDA

EBITDA for the second quarter of 2019 increased 48.1% to $7.4 million from $5.0 million in the prior year period. EBITDA for the first half of 2019 increased 82.7% to $10.1 million from $5.6 million in the prior year period.

A table reconciling EBITDA to the appropriate GAAP measure is included with the Company's financial information below.

Balance Sheet Highlights
	June 30,	December 31,
($ in millions, except per share data)	2019	2018
	(Unaudited)
	$	$
Cash	18.1	$24.9
Total Current Assets	$178.9	$215.0
Total Assets	$269.1	$288.1

Total Current Liabilities	$178.5	$210.8
Total Liabilities	$186.9	$210.8
Total Equity	$82.2	$77.3
Total Liabilities and Equity	$269.1	$288.1
Book Value Per Share	$5.28	$4.97

Financial Outlook

For the third quarter of 2019, the Company expects net revenues to grow slightly year over year. Gross margin is expected to be similar or slightly lower than that of the second quarter of 2019.

Going Private Transaction Update

Highpower announced in June 2019 that it has entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with HPJ Parent Limited, an entity owned by Mr. Dang Yu Pan, our CEO and Chairman of the Board, Mr. Wen Liang Li, a director of the Company, Mr. Wen Wei Ma, a stockholder of the Company, and Essence International Capital Limited, a company incorporated in Hong Kong (the “Buyer Group”), pursuant to which all of the outstanding shares, other than shares held by the Buyer Group and their affiliates or stockholders who have validly exercised their appraisal rights, will be converted into the right to receive $4.80 in cash without interest. The transaction is expected to close during the fourth quarter of 2019, pending approval by Highpower stockholders and satisfaction of certain other closing conditions.

No Conference Call

Given the pending merger agreement with HPJ Parent Limited, management will not be hosting a conference call to discuss its financial results for the second quarter and first half ended June 30, 2019, and does not expect to do so for future quarters.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 10 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes this non-GAAP measure is useful to investors as it provides a basis for evaluating the Company's operating results in the ordinary course of its operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. EBITDA are reconciled in the tables below to the most directly comparable measure as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. Such forward-looking statements include outlook on net revenues and gross margins, business and financial expectations and anticipated growth during 2019. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to consummate the Merger due to the failure to obtain stockholder approval of the Merger Agreement (including the affirmative vote of at least a majority of all outstanding shares unaffiliated with the Consortium) or the failure to satisfy other conditions to completion of the proposed transaction; risks related to the disruption of management's attention from the Company's ongoing business operations due to the proposed transaction; the effect of the announcement of the proposed transaction on the Company's relationships with its customers, suppliers and business generally; and the outcome of lawsuits that may be brought by certain purported stockholders seeking to rescind the Merger Agreement or enjoin the consummation of the transaction; inability to successfully expand our production capacity and improve production efficiency; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; impact of trade relations between China and the U.S. and other countries where we sell our products; unexpected fluctuations in exchange rates and our ability to successfully manage hedging; our ability to continue R&D development to keep up with technological changes, and adverse changes in legal, regulatory and economic factors generally. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report for the year ended December 31, 2018 on Form 10-K and other public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: yuanmei@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	June 30,	December 31,
	2019	2018
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash	18,092,242	24,916,484
Restricted cash	29,154,304	44,495,633
Accounts receivable, net	68,999,026	77,279,817
Amount due from a related party	146,119	477,663
Notes receivable	3,664,108	256,712
Advances to suppliers	463,891	2,292,843
Prepayments and other receivables	6,419,803	10,457,789
Inventories	51,980,426	54,790,461
Total Current Assets	178,919,919	214,967,402

Property, plant and equipment, net	65,089,990	56,523,177
Long-term prepayments	2,373,543	2,617,419
Land use right, net	2,406,173	2,445,751
Other assets	770,717	643,128
Deferred tax assets, net	935,443	865,370
Long-term investments	8,387,618	9,993,852
Right-of-use assets	10,213,704	-

TOTAL ASSETS	269,097,107	288,056,099

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	64,413,566	66,486,690
Deferred government grants	680,915	464,206
Short-term loans	24,662,933	24,856,744
Non-financial institution borrowing	-	8,761,426
Notes payable	60,168,272	73,607,284
Foreign exchange derivative liabilities	932,378	521,509
Amount due to related parties	101,869	6,116,851
Other payables and accrued liabilities	21,818,077	25,860,703
Income taxes payable	3,394,112	4,124,719
Lease liabilities, current	2,334,110	-
Total Current Liabilities	178,506,232	210,800,132

Long-term payable	359,033	-
Lease liabilities, non current	8,040,487	-

TOTAL LIABILITIES	186,905,752	210,800,132

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	June 30,	December 31,
	2019	2018
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,567,953 shares issued and outstanding at June 30, 2019 and 15,559,658 at December 31, 2018, respectively)	1,557	1,556
Additional paid-in capital	14,257,469	13,863,282
Statutory and other reserves	8,012,052	8,012,052
Retained earnings	61,169,856	56,173,912
Accumulated other comprehensive loss	(1,249,579)	(794,835)

TOTAL EQUITY	82,191,355	77,255,967

TOTAL LIABILITIES AND EQUITY	269,097,107	288,056,099

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net sales	75,807,093	64,923,960	133,920,573	114,707,413
Cost of sales	(57,436,018)	(53,614,034)	(102,888,969)	(95,831,160)
Gross profit	18,371,075	11,309,926	31,031,604	18,876,253

Research and development expenses	(4,380,399)	(3,592,760)	(7,367,108)	(6,154,597)
Selling and distribution expenses	(3,279,570)	(2,121,650)	(6,072,432)	(4,096,746)
General and administrative expenses	(5,027,418)	(3,910,188)	(9,850,907)	(8,024,998)
Foreign currency transaction gain (loss)	1,213,623	1,670,932	(37,272)	656,239
Total operating expenses	(11,473,764)	(7,953,666)	(23,327,719)	(17,620,102)

Income from operations	6,897,311	3,356,260	7,703,885	1,256,151

Changes in fair value of foreign exchange derivatives	(996,012)	(1,125,140)	(608,912)	(421,425)
Government grants	729,204	988,679	950,639	1,318,499
Other income	15,550	56,581	82,248	80,142
Equity in (loss) earnings of investees	(1,177,639)	160,070	(1,595,843)	316,320
Interest expenses, net	(38,675)	(312,814)	(509,098)	(554,666)
Income before taxes	5,429,739	3,123,636	6,022,919	1,995,021

Income taxes expenses	(741,516)	(409,321)	(1,026,975)	(399,642)
Net income	4,688,223	2,714,315	4,995,944	1,595,379

Comprehensive income
Net income	4,688,223	2,714,315	4,995,944	1,595,379
Foreign currency translation loss	(2,160,506)	(4,168,216)	(454,744)	(1,331,660)
Comprehensive income (loss)	2,527,717	(1,453,901)	4,541,200	263,719

Earnings per share of common stock
- Basic	0.30	0.17	0.32	0.10
- Diluted	0.30	0.17	0.32	0.10

Weighted average number of common stock outstanding
- Basic	15,567,953	15,556,361	15,567,220	15,533,139
- Diluted	15,626,265	15,629,413	15,615,590	15,619,771

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	4,995,944	1,595,379
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,616,314	3,003,872
Bad debt expense	93,576	(472,799)
Loss on disposal of property, plant and equipment	94,147	159,458
Impairment of plant and equipment	75,783	-
Deferred taxes	(73,794)	(498,878)
Changes in fair value of foreign exchange derivatives	608,912	955,790
Equity in loss (earnings) of investees	1,595,843	(316,320)
Share based compensation	394,188	488,117
Changes in operating assets and liabilities:
Accounts receivable	8,198,062	(3,877,577)
Notes receivable	(3,459,522)	986,591
Advances to suppliers	1,848,529	(2,154,883)
Prepayments and other receivables	4,064,320	(4,921,059)
Amount due from a related party	334,879	740,408
Amount due to related parties	(138,767)	-
Inventories	2,668,278	(27,915,901)
Accounts payable	(7,588,132)	21,683,401
Deferred government grants	221,572	469,895
Other payables and accrued liabilities	(3,379,969)	3,578,815
Income taxes payable	(727,876)	(1,140,753)
Net cash flows provided by (used in) operating activities	13,442,287	(7,636,444)

Cash flows from investing activities
Acquisitions of plant and equipment	(6,700,225)	(5,681,723)
Payment for long-term investment	(310,201)	(328,927)
Net cash flows used in investing activities	(7,010,426)	(6,010,650)

Cash flows from financing activities
Proceeds from short-term bank loans	14,771,485	15,664,587
Repayments of short-term bank loans	(14,882,292)	-
Proceeds from a related party	2,954,297	-
Repayment of loan from a related party	(8,589,619)	-
Repayments of non-financial institution borrowing	(8,862,891)	(1,566,318)
Proceeds from notes payable	58,314,662	53,584,205
Repayments of notes payable	(71,701,335)	(55,920,682)
Payment of derivative instruments	(190,062)	-
Net cash flows (used in) provided by financing activities	(28,185,755)	11,761,792
Effect of foreign currency translation on cash	(411,677)	(1,130,850)
Net decrease in cash and restricted cash	(22,165,571)	(3,016,152)
Cash and restricted cash- beginning of year	69,412,117	40,456,117
Cash and restricted cash- end of year	47,246,546	37,439,965

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	1,960,545	2,039,273
Interest expenses	1,394,561	1,002,653
Non-cash investing and financing activities:
Shares issued for legal case settlement	-	212,500
Purchase of plant and equipment financed by accounts payable	5,715,931	-
Reconciliation of cash and restricted cash:
Cash	18,092,242	7,280,576
Restricted cash	29,154,304	30,159,389
Total cash and restricted cash shown in the condensed consolidated statements of cash flows	47,246,546	37,439,965

Reconciliation of Net Income to EBITDA

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income	4,688,223	2,714,315	4,995,944	1,595,379

Interest expenses, net	38,675	312,814	509,098	554,666
Income taxes expenses	741,516	409,321	1,026,975	399,642
Depreciation and Amortization	1,886,874	1,528,644	3,616,314	3,003,872

EBITDA	7,355,288	4,965,094	10,148,331	5,553,559